Filed pursuant to Rule 424(b)(3)
                                                      Registration N0. 333-48752

                                 MEDIABAY, INC.

                    Supplement No. 1 dated April 29, 2005 to
                        Prospectus dated February 9, 2001

         This supplement contains information relating to the table under the caption "Shareholders For Which Shares Are Being Registered For Sale" in our February 9, 2001 prospectus.

         On May 25, 2004, Norton Herrick Irrevocable ABC Trust (the "Trust") distributed 2,964,180 shares of common stock of MediaBay, Inc. to Norton Herrick, its sole beneficiary. The disclosure regarding the Trust in the table under the caption "Shareholders For Which Shares Are Being Registered For Sale" in the prospectus is revised accordingly to reflect that the shares previously registered for sale by the Trust are registered for sale by Norton Herrick, and the following disclosure regarding the shares being registered for sale by Mr. Herrick's is being substituted.

                             Beneficial Ownership of                         Shares Beneficially
Shareholders for Which       Shares of Common Stock,                         Owned Assuming the      % of Shares Beneficially
Shares are Being             including Shares          Shares Registered     Sale of the Shares      Owned Assuming the Sale
Registered for Sale          Registered for Sale       for Sale              Registered              of the Shares Registered
--------------------------------------------------------------------------------------------------------------------------------
Norton Herrick                   18,204,839(1)            2,964,180             15,243,659                     32.1%


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(1) This information regarding ownership by Mr. Herrick is as of May 4, 2005.
Represents (i) 6,150,214 shares of Common Stock owned by Mr. Herrick, (ii) 1,500,000 shares of Common Stock issuable upon exercise of options, (iii) 4,071,043 shares of Common Stock issuable upon conversion of convertible preferred stock held by Mr. Herrick, (v) 4,065,769 shares of Common Stock issuable upon conversion of convertible preferred stock held by Huntingdon Corporation ("Huntingdon") (vi) 1,430,203 shares of Common Stock issuable upon exercise of warrants held by Mr. Herrick and (vi) 560,110 shares of Common Stock issuable upon exercise of warrants held by Huntingdon. Mr. Herrick is the sole stockholder of Huntingdon and his voting and dispositive power over the securities held by Huntingdon.